================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           CALCOMP TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                           CALCOMP TECHNOLOGY, INC.
                            2411 W. LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92803

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 11, 1998

                               ----------------

TO THE STOCKHOLDERS OF CALCOMP TECHNOLOGY, INC.:

  Please take notice that the Annual Meeting of Stockholders of CalComp Technology, Inc. (the "Company") will be held at the Orange County Airport Hilton, located at 18800 MacArthur Blvd., Irvine, California on Thursday, June 11, 1998, at 10:00 a.m. local time, for the following purposes:

    1. To elect a Board of eight Directors for the ensuing year;

    2. To approve the amendment of the Company's Certificate of Incorporation to increase the total authorized shares of Common Stock from 60,000,000 to 125,000,000;

    3. To approve a proposal to amend the Company's 1996 Stock Option Plan for Key Employees (the "Plan") to increase the maximum aggregate number of shares of Company Common Stock available for the grant of stock options under the Plan from 2,000,000 shares to 4,000,000 shares;

    4. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 27, 1998; and

    5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  At the Annual Meeting, the Board of Directors intends to present Arthur E. Johnson, John C. Batterton, Jeb S. Hurley, Gary P. Mann, Terry F. Powell, Kenneth R. Ratcliffe, Gerald W. Schaefer and Walter E. Skowronski, as nominees for election to the Board of Directors.

  Only stockholders of record on the books of the Company at the close of business on April 27, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                                          By Order of the Board of Directors,

                                          CALCOMP TECHNOLOGY, INC.

                                          ARTHUR E. JOHNSON
                                          Chairman of the Board

Anaheim, California
May  , 1998

                           CALCOMP TECHNOLOGY, INC.
                            2411 W. LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92803

                               ----------------

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 11, 1998

                               ----------------

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of CalComp Technology, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Orange County Airport Hilton, located at 18800 MacArthur Blvd., Irvine, California on Thursday, June 11, 1998, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote for the election of the nominees for election to the Board of Directors listed in the proxy, for approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 60,000,000 to 125,000,000, for approval of the amendment of the Company's 1996 Stock Option Plan for Key Employees (the "Plan") to increase the maximum aggregate number of shares of Company Common Stock available for the grant of stock options under the Plan from 2,000,000 shares to 4,000,000 shares, for ratification of the independent auditors and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy. This Proxy Statement and form of Proxy are being mailed to the Company's stockholders on
or about May   , 1998.

  The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have Authority to vote such shares on that matter) as present for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes. Proposal 2 requires the approval of a majority of the outstanding shares and therefore abstentions and broker non-votes will have the same effect as votes against such proposal. Proposals 3 and 4 require the approval of a majority of the shares of voting stock present and entitled to vote thereat. Therefore, abstentions as to these proposals will have the same effect as votes against such proposals. Broker non-votes as to these proposals, however, will be deemed shares not entitled to vote on such proposals, and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.

  The cost of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation. The Company has no plans to hire special employees or paid solicitors to assist in obtaining proxies.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  Only holders of record of the [          ] shares of the Company's Common
Stock outstanding at the close of business on April 27, 1998 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on April 27, 1998.

                             CERTAIN STOCKHOLDERS

  Certain information with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the current Directors and nominees for election as Directors, (iii) each of the Executive Officers listed in the compensation tables herein, and all current Directors and Executive Officers as a group, including the number of shares of the Company's Common Stock beneficially owned by each of them as of April 1, 1998, is set forth below:

                                                                 PERCENT OF
                                              SHARES OF         OUTSTANDING
             NAME OF INDIVIDUAL              COMMON STOCK       COMMON STOCK
          OR IDENTITY OF GROUP(1)         BENEFICIALLY OWNED BENEFICIALLY OWNED
          -----------------------         ------------------ ------------------
   Lockheed Martin Corporation
    6801 Rockledge Drive
    Bethesda, MD 20817...................     40,742,957            86.5%
   Arthur E. Johnson.....................            --              --
   John C. Batterton.....................         33,300(3)          (4)
   Jeb S. Hurley.........................          1,000             (4)
   Neil A. Knox(2).......................            --              --
   Gary P. Mann..........................            --              --
   Terry F. Powell.......................            --              --
   Kenneth R. Ratcliffe..................            --              --
   Gerald W. Schaefer....................          8,000             (4)
   Walter E. Skowronski..................          2,000             (4)
   Gary R. Long(2).......................         34,000             (4)
   James R. Bell.........................         16,600(5)          (4)
   Andreas Bibl..........................        500,000(6)          1.1
   John J. Millerick.....................         16,600(7)          (4)
   Winfried Rohloff(2)...................         16,600(8)          (4)
   All Executive Officers and Directors
    as a Group (11 persons)..............        577,500(9)          1.2

--------
(1) The address for each of the named individuals is c/o CalComp Technology, Inc., 2411 W. La Palma Avenue, Anaheim, California 92803. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such Authority is shared with spouses under applicable law).

(2) Mr. Knox resigned as Director of the Company effective March 30, 1998. Mr. Long retired as a Director and as President and Chief Executive Officer of the Company effective February 28, 1997. Mr. Rohloff resigned as an Executive Officer of the Company effective December 31, 1997.

(3) Includes an aggregate of 33,300 shares which Mr. Batterton has, or will have within 60 days after April 1, 1998, the right to acquire upon exercise of outstanding options.

(4)  Less than 1% of the outstanding shares of Common Stock.

(5) Includes an aggregate of 16,600 shares which Mr. Bell has, or will have within 60 days after April 1, 1998, the right to acquire upon exercise of outstanding options.

(6) The 500,000 shares beneficially owned by Mr. Bibl were issued in connection with the Company's acquisition of Topaz Technologies, Inc. and will be held in escrow until November 1998 to provide a fund for the satisfaction of any indemnity which may be due the Company in connection with such acquisition. Mr. Bibl has the power to vote these shares while they are held in escrow but will not have dispositive power until they are released from escrow.

(7) Includes an aggregate of 16,600 shares which Mr. Millerick has, or will have within 60 days after April 1, 1998, the right to acquire upon exercise of outstanding options.

(8) Includes an aggregate of 16,600 shares which Mr. Rohloff has, or will have within 60 days after April 1, 1998, the right to acquire upon exercise of outstanding options.

(9) Includes an aggregate of 66,500 shares which the Executive Officers and Directors as a Group have, or will have within 60 days after April 1, 1998, the right to acquire upon exercise of outstanding options.

                                 THE EXCHANGE

  During 1996, the Company (formerly Summagraphics Corporation) entered into a Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. ("CalComp") for Stock of Summagraphics Corporation, pursuant to which the Company issued to Lockheed Martin Corporation ("Lockheed Martin") shares of the Common Stock of the Company representing approximately 90% of the total outstanding shares of Common Stock of the Company following such issuance, in exchange for all of the outstanding capital stock of CalComp (the "Exchange"). The closing of the Exchange occurred on July 23, 1996 following approval of the Exchange by the stockholders of the Company. As a result of the Exchange, Lockheed Martin acquired control of the Company and CalComp became a wholly-owned subsidiary of the Company. In connection with the Exchange, the Company also changed its name from Summagraphics Corporation to CalComp Technology, Inc. and changed its year end from May 31 to a fifty-two, fifty-three week fiscal year ending on the last Sunday of December. For financial statement purposes, the Exchange was treated as an acquisition of Summagraphics by CalComp, and the disclosures contained herein reflect this same treatment in that the Company is treated as if it first became a public reporting company under the Securities Exchange Act of 1934, as amended, on completion of the Exchange on July 23, 1996 and prior to that date consisted solely of CalComp.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting of Stockholders when their respective successors are duly elected and qualified. The Company's Bylaws authorize a Board consisting of such number of Directors as shall be determined by the Board or Stockholders, with the number of Directors currently fixed at eight. In connection with the Exchange, the Company and Lockheed Martin entered into an agreement pursuant to which Lockheed Martin and the Company agreed, among other things, that for so long as Lockheed Martin owns at least 50% of the Common Stock of the Company, at least two-thirds of the members of the Board of Directors will consist of Lockheed Martin designees and at least two directors will be "independent" of both Lockheed Martin and the Company. Mr. Neil A. Knox, one of the two "independent" Directors, resigned from the Board effective as of March 30, 1998. The Company is currently considering candidates to replace Mr. Knox. In addition, in connection with the Company's Joint Development Agreement ("JDA") with Eastman Kodak Company ("Kodak"), Lockheed Martin agreed with Kodak to vote its shares for the election of a Kodak-designated director, in this election, Mr. Hurley.

  Of the eight nominees for election to the Board of Directors, all are currently serving as Directors of the Company and, except for Messrs. Johnson and Hurley, were elected to their present terms of office at the 1997 Annual Meeting. Mr. Johnson was appointed by the Board in August 1997 to fill a vacancy created by the resignation of Peter B. Teets. Mr. Hurley was appointed by the Board in April, 1998 pursuant to Lockheed Martin's agreement with Kodak. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of the nominees named below as Directors. Although it is anticipated that each nominee will be able to serve as a Director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The nominees receiving the highest number of votes, up to the number of Directors to be elected, will be elected as Directors. The number of shares of Common Stock owned by Lockheed Martin is sufficient to assure that if Lockheed Martin votes in favor of the nominees, they will be elected.

  The following table sets forth information for each of the nominees.

                                                                        DIRECTOR
               NAME              AGE              POSITION               SINCE
               ----              ---              --------              --------
   Arthur E. Johnson............  51 Chairman of the Board of Directors   1997
   John C. Batterton............  50 Director, Chief Executive Officer    1997
                                      and President
   Gary P. Mann.................  52 Director                             1996
   Terry F. Powell..............  52 Director                             1996
   Gerald W. Schaefer...........  51 Director                             1996
   Walter E. Skowronski.........  49 Director                             1997
   Jeb S. Hurley................  39 Director                             1998
   Kenneth R. Ratcliffe.........  51 Director                             1996

  Arthur E. Johnson has been Chairman of the Board of Directors of the Company since August 1997. He is President and Chief Operating Officer of the Information and Services Sector of Lockheed Martin Corporation. He also served as President of Lockheed Martin's Systems Integration Group from January 1997 to August 1997, and President, Lockheed Martin's Federal Systems from January 1996 to January 1997. He previously served as Vice President, Federal Systems Group of Loral Corporation from 1994 to 1996 and as President and Chief Operating Officer of IBM Federal Systems Division from 1992 to 1994.

  John C. Batterton has been a Director, and President and Chief Executive Officer, of the Company since April 1, 1997. Mr. Batterton previously served as General Manager and Vice President, Operations--Business Imaging Systems Division of Kodak from September 1994 until March 1997. From 1992 to September 1994, he served as Product Line General Manager, Imaging and Data Processing Products, Office Imaging--Business Imaging Systems Division of Kodak. Prior to 1992, Mr. Batterton held various other management positions with Kodak.

  Jeb S. Hurley has been Vice President & General Manager--Commercial Imaging Business, Kodak Professional Division of Eastman Kodak Company and has also served on the Board of Directors for the Image Bank, a Kodak subsidiary, since June 1996. From January 1996 to June 1996, Mr. Hurley served as Vice President--Digital Systems, Kodak Professional Division. From June 1994 to January 1996, he served as Vice President & General Manager--Printing Systems Business, of Digital Equipment Corporation. Prior to that, Mr. Hurley was Director--Product Management & Planning of Okidata Corporation from September 1992 to June 1994.

  Gary P. Mann has served as President, Integrated Business Solutions, Lockheed Martin Corporation since January 1998. From February 1996 to January 1998, he served as President, Commercial Systems Group, Information & Services Sector, Lockheed Martin Corporation. From March 1995 to January 1996, Mr. Mann served as Vice President, Business Development, Information & Technology Services Sector, Lockheed Martin Corporation. Mr. Mann has also served as Vice President and General Manager, Martin Marietta Information Systems Company, from 1993 to March 1995. From 1991 to 1993, Mr. Mann served as President, Martin Marietta Technical Services.

  Terry F. Powell has served as Vice President, Human Resources, Lockheed Martin Corporation, since March 1998. Mr. Powell previously served as Vice President, Human Resources, Information & Services Sector, Lockheed Martin Corporation, since March 1995. Mr. Powell has also served as Vice President, Human Resources, Lockheed Aeronautical Systems Company, from 1987 to 1995.

  Gerald W. Schaefer has served as Vice President, Finance, Information & Services Sector, Lockheed Martin Corporation, since March 1995. Mr. Schaefer also served as Vice President, Finance, Space Group, Martin Marietta Corporation from 1993 to 1995. From 1989 to 1993, Mr. Schaefer served as Manager, Finance, Aerospace Operations Division, GE Aerospace.

  Walter E. Skowronski has served as Vice President and Treasurer of Lockheed Martin Corporation since March 1995. Mr. Skowronski also served as Vice President and Treasurer of Lockheed Corporation from 1992 to 1995. From 1990 to 1992, Mr. Skowronski served as Staff Vice President-Investor Relations.

  Kenneth R. Ratcliffe has served as a Principal of Rohner Associates, a management consulting firm, since July 1996. Mr. Ratcliffe has also served as President and Chief Operating Officer, PC Connection, Inc., from 1994 to 1995. From 1987 to 1993, Mr. Ratcliffe served as Vice President, Finance and Operations, Apple Computer.

  The Board of Directors held nine meetings during the fiscal year ended December 28, 1997. Each incumbent Director attended at least 75% of the total number of meetings of the Board of Directors and of Board of Director committees on which that Director served which were held during the period for which he was a Director. Directors, other than employees or officers of the Company or Lockheed Martin, receive $10,000 annually for service on the Board of Directors, $1,000 per Board meeting attended and $500 per committee meeting attended. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or employees of the Company or Lockheed Martin are not compensated separately for service on the Board of Directors.

  The Board of Directors has standing Compensation, Stock Option and Audit Committees, but does not have a Nominating Committee. The Stock Option Committee is a subcommittee of the Compensation Committee.

  The Compensation Committee is responsible for reviewing the structure, performance and compensation of management, as well as annually nominating a slate of officers. The Compensation Committee is comprised of Messrs. Mann, Powell and Ratcliffe. The Compensation Committee held nine meetings during the fiscal year ended December 28, 1997.

  The Stock Option Committee is responsible for administering the Company's Stock Option Plans. The Stock Option Committee is comprised of Messrs. Powell and Ratcliffe. The Stock Option Committee held four meetings during the fiscal year ended December 28, 1997.

  The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee is comprised of Messrs. Ratcliffe and Schaefer. The Audit Committee held one meeting during the fiscal year ended December 28, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, Executive Officers and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 28, 1997 all
Section 16(a) filing requirements applicable to its Directors, Executive Officers and greater-than ten percent beneficial owners were satisfied, except that Mr. Bibl inadvertently failed to file (i) a Form 3 reporting his appointment as an executive officer during fiscal 1997 and (ii) a Form 5 at year-end reporting the non-filing of the Form 3. Mr. Bibl filed a Form 3 when this oversight was discovered.

                                  PROPOSAL 2

                    APPROVAL OF AMENDMENT TO THE COMPANY'S
                   CERTIFICATE OF INCORPORATION TO INCREASE
                  THE TOTAL AUTHORIZED SHARES OF COMMON STOCK

GENERAL

  On April 7, 1998, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment to the Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate") to increase the total authorized shares of Common Stock of the Company from 60,000,000 to 125,000,000. Such increase in the number of authorized shares of Common Stock of the Company would be effected by restating the first sentence of the first paragraph of current Article 4 of the Certificate to read as follows:

    "The total number of shares of stock which the Corporation shall have Authority to issue is One Hundred Thirty Million (130,000,000), of which One Hundred Twenty-Five Million (125,000,000) shares of the par value of One Cent ($.01) per share, amounting in the aggregate to One Million Two Hundred Fifty Thousand Dollars ($1,250,000), shall be Common Stock, and Five Million (5,000,000) shares of the par value of One Cent ($.01) per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000), shall be Preferred Stock."

The additional shares of Common Stock for which authorization is sought herein would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of Common Stock have no preemptive or other subscription rights.

  As of March 31, 1998, 47,094,950 shares of Common Stock were issued and outstanding; 2,096,550 shares were reserved for issuance pursuant to outstanding grants under the Company's stock option plans; 437,300 were reserved and available for issuance under the Company's stock option plans; and 8,052,500 shares were reserved for issuance pursuant to the exercise of outstanding warrants. Therefore, of the 60,000,000 shares currently authorized by the Certificate, approximately 2,318,700 shares are presently available for general corporate purposes.

PURPOSES AND EFFECTS OF THE AUTHORIZED SHARES AMENDMENT

  The increase in authorized shares of Common Stock is recommended by the Board of Directors in order to provide a sufficient reserve of such shares for the present and future needs and growth of the Company. Such additional authorized shares would be available for issuance at the discretion of the Board of Directors without further stockholder approval (subject to certain provisions of state law) to take advantage of future opportunities for equity financing, to improve the Company's capital structure, in connection with possible acquisitions, in connection with the Company's stock option plans, in connection with stock dividends or stock splits, and for other corporate purposes.

  The Board of Directors does not intend to issue any Common Stock or securities convertible into Common Stock except on terms that the Board deems to be in the best interests of the Company and its stockholders. The Company's management has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of Common Stock to be authorized by the proposed amendment to the Certificate.

  Although an increase in the authorized shares of Common Stock could, under certain circumstances, have an antitakeover effect (for example, by diluting the stock of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for a combination of the Company with another company), this proposal to amend the Certificate is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders.

PROPOSAL

  At the Annual Meeting, stockholders will be asked to approve the amendment to the Certificate of Incorporation to increase the total authorized shares of Common Stock of the Company from 60,000,000 shares to 125,000,000 shares. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common Stock. The Board of Directors recommends a vote "FOR" the proposal.

                                  PROPOSAL 3

               APPROVAL OF AMENDMENT TO CALCOMP TECHNOLOGY, INC.
                   1996 STOCK OPTION PLAN FOR KEY EMPLOYEES

GENERAL

  The Board of Directors has adopted, subject to stockholder approval, an amendment to the CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees (the "Plan") which would increase the maximum aggregate number of shares of Company Common Stock available for the grant of stock options under the Plan from 2,000,000 shares to 4,000,000 shares.

  The following is a brief summary of the material features of the Plan and is qualified in its entirety by express reference to the Plan, a copy of which will be sent without charge prior to the Annual Meeting to any stockholder requesting it from the Secretary of the Company.

  The Plan provides for grants of stock options ("Options") and stock appreciation rights ("Rights") to key salaried employees of the Company. At March 31, 1998, there were approximately 700 employees eligible to participate in the Plan. The Plan is administered by a committee (the "Stock Option Committee") designated by the Board of Directors. The composition of the Stock Option Committee is intended to comply with the disinterested administration provisions of Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder.

  The Board may amend or discontinue the Plan at any time subject to certain restrictions set forth in the Plan. However, in light of applicable securities and tax laws, the Company anticipates that any amendment that would materially increase the benefits under the Plan, materially increase the number of securities that may be issued under the Plan or materially modify the eligibility requirements will be submitted to the stockholders for their approval. No amendment or discontinuance may adversely affect any previously granted Option or Right without the consent of the recipient thereof.

  A total of 2,000,000 Options and 2,000,000 Rights are currently authorized to be issued under the Plan. If the proposed amendment is approved by the stockholders, the total number of Options authorized to be issued under the Plan will be increased to 4,000,000. No more than ten percent of the Options and Rights available under the Plan may be granted to a single participant. Proportionate adjustments will be made to the number of shares of Common Stock subject to the Plan in the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock. Shares of Common Stock subject to Options or Rights that are cancelled, terminated or forfeited are again available for issuance under the Plan.

  At March 31, 1998, Options to purchase 1,549,700 shares of the Company's Common Stock were outstanding under the Plan with exercise prices ranging from $1.75 to $4.9375 per share, 197,800 of which were exercisable. As of the same date, Options to purchase 13,000 shares had been exercised, and 437,300 Options remained available for grant. The expiration dates for outstanding Options granted under the Plan range from August 7, 2006 to March 16, 2008. In addition, options to purchase 346,850 shares of the Company's Common Stock were outstanding under prior stock option plans of the Company terminated on or prior to the Exchange. All of these options were exercisable at March 31, 1998 at prices ranging from $2.75 to $9.00 per share. The expiration dates for these options range from June 30, 1998 to September 28, 2005. The Company has also granted a consultant 200,000 options, exercisable at $2.625 per share, 100,000 of which were exercisable as of March 31, 1998. These options expire December 31, 2001.

  The Stock Option Committee administers the Plan and has authority to select the participants that will be granted Options and Rights, to determine, subject to the authority of the Board of Directors to terminate the plan or accelerate vesting of Options and Rights, the nature, extent, timing, exercise price and duration of Options and Rights, to prescribe all other terms and conditions consistent with the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Plan.

  The Stock Option Committee may grant non-qualified stock options or incentive stock options to purchase shares of Common Stock. The Stock Option Committee determines the number and exercise price of the options, provided that the option exercise price may not be less than the fair market value of the Common Stock on the date of grant. The term of an Option is also determined by the Stock Option Committee, provided that the term of an Option may not exceed 10 years. No Option may be exercised within one year following the date of grant, subject to acceleration upon a change in control or amendment by the Board of Directors. The Plan provides that each grant of Options is to be divided into three approximately equal installments which will vest on the first, second and third anniversaries of the date of grant.

  The option exercise price may be paid in cash, or, if authorized by the Stock Option Committee, in shares of Common Stock, in a combination of cash and shares of Common Stock, through a reduction in the number of shares of Common Stock subject to Options or in the amount payable pursuant to a Right, or by delivery of a promissory note.

  The terms and conditions of the Plan governing the issuance of Rights are generally the same as apply to issuances of Options, except that a Right represents the right to receive upon exercise a cash payment equal to the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of a share of Common Stock set on the date of the grant. The term of Rights is set by the Stock Option Committee, but may not exceed ten years.

  If a participant dies or becomes disabled, all unvested Options and Rights are automatically vested, and may be exercised at any time within three years (or their remaining term if less). If a participant's employment is terminated due to a layoff, or early or normal retirement, all unvested Options and Rights outstanding 18 months or more vest as though the participant had remained in the employ of the Company (and, along with other vested options and rights, may be exercised during the remaining term), and all other unvested Options and Rights are forfeited. In all other cases of a participant's resignation or termination of employment, all non-vested Options and Rights are forfeited (and any vested Options and Rights must be exercised within six months).

  In the event of a "Change of Control," the vesting date of all outstanding Options and Rights will be accelerated. For purposes of the Plan, a "Change of Control" means one of the following events:

    (i) a tender offer or exchange offer is consummated for the ownership of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities entitled to vote in the election of directors;

    (ii) The Company is merged, combined, consolidated, recapitalized or otherwise reorganized with one or more other entities that are not subsidiaries and, as a result, less than 75% of the outstanding voting securities of the surviving or resulting corporation are thereafter owned in the aggregate by the stockholders of the Company (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action( or in the absence of a vote, the day immediately prior to the event);

    (iii) Any person (as this term is used in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended, but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors;

    (iv) At any time within any period of two years after a tender offer, merger, combination, consolidation, recapitalization, or other reorganization or a contested election, or any combination of these events, the "Incumbent Directors" cease to constitute at least a majority of the authorized number of members of the Board. "Incumbent Directors" means the persons who were members of the Board immediately before the first of these events and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least three-fourths of the Board members who were then Board members (or successors or additional members so elected or nominated); or

    (v) The stockholders approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the business and/or assets of the Company as an entity that is not a subsidiary of the Company.

  Options and Rights are not transferable except (a) by will, or (b) by the laws of descent and distribution.

FEDERAL INCOME TAX CONSEQUENCES

  The following general description of federal income tax consequences is based upon current statutes, regulations and interpretations and does not purport to be complete. Reference should be made to the applicable provisions of the Code. There also may be state and local and foreign income tax consequences applicable to transactions involving Options or Rights. In addition, the following description does not address specific tax consequences applicable to an individual participant who receives an Option and does not address special rules that may be applicable to directors and officers.

  Under existing federal income tax provisions, a participant who receives stock options will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year such option is granted.

  When a non-qualified stock option granted pursuant to the Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the Common Stock as to which the option is exercised and the aggregate fair market value of the Common Stock on the exercise date, and the Company will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income, subject to the limitations imposed by Section 162(b) of the Code.

  An employee generally will not recognize any income upon the exercise of an incentive stock option, but the excess of the fair market value of the shares at the time of exercise over the option price will be an item of adjustment, which may, depending on particular factors relating to the employee, subject the employee to the alternative minimum tax imposed by Section 55 of the Code. An employee will recognize capital gain or loss in the amount of the difference between the exercise price and the sale price on the sale or exchange of stock acquired pursuant to the exercise of an incentive stock option, provided the employee does not dispose of such stock within two years from the date of grant and one year from the date of exercise of the incentive stock option (the "required holding periods"). An employee disposing of such shares before the expiration of the required holding periods will recognize ordinary income equal to the lesser of (i) the difference between the option price and the fair market value of the stock on the date of exercise, or (ii) the total amount of gain realized. The remaining gain or loss is treated as short term or long term gain or loss depending on how long the shares are held. The Company will not be entitled to a federal income tax deduction in connection with the exercise of an incentive stock option, except where the employee disposes of the shares of Common Stock received upon exercise before the expiration of the required holding periods.

  If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement therefor. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

  In general, stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options. Accordingly, a participant will not recognize income upon the grant of a Right. Upon exercise of the Right the holder will recognize ordinary compensation income equal to the excess of the fair market value of the Company Common Stock on the date the Right is exercised over the exercise price for such Right. The Company will be entitled to a deduction at the time the holder recognizes income in an amount equal to the amount of income recognized by the holder.

  If, upon a change in control of the Company, the exercisability or vesting of an Option granted under the Plan is accelerated, any excess on the date of the change in control of the fair market value of the shares or cash issued over the purchase price of such shares, if any, may be characterized as Parachute Payments (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee exceeds an amount equal to three times the "Base Amount" for such employee. The Base Amount generally is the average of the annual compensation of such employee for the five years preceding such change in ownership or control. An Excess Parachute Payment, with respect to any employee, is the excess of the Parachute Payments to such person, in the aggregate, over and above such person's Base Amount. If the amounts received by an employee upon a change in control are characterized as Parachute Payments, such employee will be subject to a 20% excise tax on the Excess Parachute Payment, and the Company will be denied any deduction with respect to such Excess Parachute Payment.

  The purpose of the Plan is to increase stockholder value and to advance the interests of the Company by furnishing equity incentives designed to attract, retain and motivate key employees and to strengthen the mutuality of interest between such employees and the Company stockholders. It is expected that the Options currently available under the Plan will be insufficient to meet the Company's needs through the 1999 Annual Meeting.

PROPOSAL

  At the Annual Meeting, stockholders will be asked to approve the amendment to the Plan. Such approval will require the affirmative vote of a majority of the voting power of all outstanding shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting. The Board of Directors recommends a vote "FOR" the proposal.

                                  PROPOSAL 4

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 27, 1998, and recommends that stockholders vote "FOR" ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

  Ernst & Young LLP audited the Company's financial statements for the fiscal year ending December 28, 1997. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              EXECUTIVE OFFICERS

  The current Executive Officers of the Company are as follows:

             NAME           AGE                         POSITION
             ----           ---                         --------
   John C. Batterton.......  50 President and Chief Executive Officer
   John J. Millerick.......  50 Senior Vice President and Chief Financial Officer
   James R. Bell...........  56 Senior Vice President, Input Technologies Division
   Andreas Bibl............  48 Senior Vice President, Development and President of Topaz
                                 Technologies, Inc.

  For additional information with respect to Mr. Batterton, who is also a nominee as a Director of the Company, see "Election of Directors."

  John J. Millerick has been Senior Vice President and Chief Financial Officer of the Company since August 1996. He also served as Treasurer of the Company from August 1996 until January 1997 and as interim President and Chief Executive Officer of the Company from March 1, 1997 to April 1, 1997. Mr. Millerick previously served as Vice President-Finance for Digital Equipment Corporation's Personal Computer Business Unit from December 1994 until August 1995. Before joining Digital, Mr. Millerick served 12 years at Wang Laboratories in several management positions, leaving as Vice President-Corporate Controller and Acting Chief Financial Officer.

  James R. Bell has been Senior Vice President of the Company's Input Technologies Division (formerly Digitizer Division) since the beginning of 1994. Mr. Bell returned to the Company after serving for nearly two years as Vice President of Business Development for Lockheed Commercial Electronics Co. Mr. Bell first joined the Company in 1983 and was named Vice President of Operations of the Company's former display products division (Hudson, New Hampshire) in 1988.

  Andreas Bibl has been Senior Vice President, Development of the Company since July 22, 1997. Mr. Bibl has also served as President of Topaz Technologies, Inc. since 1994. He co-founded, and was the Chairman, Chief Executive Officer and Chief Technical Officer of Raster Graphics, Inc. from 1987 to 1994.

                          SUMMARY COMPENSATION TABLE

  The following sets forth certain summary compensation information concerning the named Executive Officers for each of the Company's last three fiscal years:

                                                                    LONG TERM
                                 ANNUAL COMPENSATION              COMPENSATION
                         ------------------------------------ ---------------------
                                                                     AWARDS
                                                              ---------------------
                                                              NUMBER OF  NUMBER OF
                                                              SECURITIES SECURITIES
                                                 OTHER ANNUAL UNDERLYING UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL    FISCAL                  COMPENSATION  COMPANY    LOCKHEED  COMPENSATION
      POSITION(1)         YEAR   SALARY   BONUS   (2)(3)(4)   OPTIONS(5) OPTIONS(6)     (7)
   ------------------    ------ -------- ------- ------------ ---------- ---------- ------------
John C. Batterton.......  1997  $186,550     --    $743,361    150,000       --            --
 Chief Executive Officer  1996       --      --         --         --        --            --
 and President            1995       --      --         --         --        --            --
Gary R. Long............  1997    56,888     --         --         --        --       $428,229
 Chief Executive Officer  1996   250,016     --      24,900    100,000     7,000        12,463
 and President            1995   265,208 103,000        --         --      7,000        12,988
James R. Bell...........  1997   173,381     --      96,227     20,000       --          9,631
 Senior Vice President,   1996   160,061     --      59,867     50,000     3,000         7,774
 Input Technologies       1995   164,519  55,800     36,048        --      2,700         8,497
 Division
Andreas Bibl............  1997   213,462     --       1,350        --        --            --
 Senior Vice President,   1996       --      --         --         --        --            --
 Development, President   1995       --      --         --         --        --            --
 Topaz Technologies, Inc
John J. Millerick.......  1997   231,990     --     149,460     25,000       --            --
 Senior Vice President    1996    69,246  25,000     75,000     50,000       --            --
 and Chief Financial      1995       --      --         --         --        --            --
 Officer
Winfried Rohloff........  1997   261,522  88,718    376,842     15,000       --            --
 Senior Vice President,   1996   207,727  88,718     43,061     50,000     2,700           --
 World Wide Sales,        1995   204,426  72,553        --         --      3,500           --
 Marketing & Service

--------
(1) Mr. Batterton became an Executive Officer effective April 1, 1997. Mr. Long retired as an Executive Officer and Director of the Company effective February 28, 1997. Mr. Bibl became an Executive Officer effective July 22, 1997.

(2) During 1997, certain Executive Officers of the Company received personal benefits from the Company. The cost of the personal benefits furnished to each named Executive Officer, with the exceptions of Messrs. Batterton, Bell, Millerick and Rohloff, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that Executive Officer as reported in the above table. The amount reported for Mr. Batterton for 1997 includes $334,947 for tax reimbursement and $394,604 for relocation expenses. The amount reported for Mr. Bell for 1997 includes $95,782 for Lockheed Martin stock option exercises. The amount reported for Mr. Millerick for 1997 includes $66,773 for tax reimbursement and $79,762 for relocation expenses. The amount reported for Mr. Rohloff for 1997 includes $58,773 for tax reimbursement, $88,110 for relocation expenses, $116,375 for Lockheed Martin stock option exercises, and $113,584 for financial services and benefits. All payments of perquisites and other personal benefits to the named Executive Officers, including relocation expenses, were made in accordance with the Company's policies and procedures.

(3) During 1996, certain Executive Officers of the Company received personal benefits from the Company. The cost of the personal benefits furnished to each named Executive Officer with the exceptions of Messrs. Bell, Millerick and Rohloff did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that Executive Officer as reported in the above table. The amount reported for Mr. Bell for 1996 includes $38,820 for a car lease buyout payment and $21,047 for tax reimbursements, financial services, airline club memberships, and health club dues. The amount reported for Mr. Millerick for 1996 includes $30,922 for tax reimbursement and $44,527 for relocation expenses. The amount reported for Mr. Rohloff for 1996 includes payments of $20,526 for relocation expenses, $15,510 for tax reimbursements, and $7,025 for Cost of Living Adjustment. All payments of perquisites and other personal benefits to the named Executive Officers, including relocation expenses, were made in accordance with the Company's policies and procedures.

(4) The amount reported for Mr. Bell for 1995 includes payments of $16,500 for a country club membership and $10,904 for tax reimbursements, health club dues and car telephone expenses.

(5) The referenced options were granted under the Company's 1996 Stock Option Plan for Key Employees and relate to Common Stock of the Company.

(6) The referenced options for 1996 and 1995 were granted under the Lockheed Martin Corporation Amended Omnibus Securities Award Plan and relate to shares of common stock of Lockheed Martin.

(7) Amounts include Lockheed Martin's (for 1995, 1996 and 1997) matching contributions under the Lockheed Salaried Employees Savings Plan Plus (401K Plan) for Mr. Long of $4,727, $12,463 and $-0- and for Mr. Bell of $8,497, $7,774 and $9,631, respectively, and Lockheed Martin's (for 1995 and 1996) contributions to the Lockheed non-qualified supplemental plan for Messrs. Long and Bell of $8,201 and $1,983, respectively. For Mr. Long, the amount for 1997 also includes $24,040 for unused vacation at the time of his retirement and $404,189 as a lump-sum payment under the Sanders Supplemental Executive Retirement Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following sets forth certain information concerning individual grants of stock options during the fiscal year ended December 28, 1997 to each of the named Executive Officers by the Company:

                                              INDIVIDUAL GRANTS BY THE COMPANY
                         --------------------------------------------------------------------------
                         NUMBER OF                                      POTENTIAL REALIZABLE VALUE
                         SECURITIES  % OF TOTAL  EXERCISE                 AT ASSUMED ANNUAL RATES
                         UNDERLYING   OPTIONS     OR BASE               OF STOCK PRICE APPRECIATION
                          OPTIONS    GRANTED TO    PRICE                    FOR OPTION TERM(4)
                          GRANTED   EMPLOYEES IN ($/SHARE) EXPIRATION  ----------------------------
          NAME             (1)(2)   FISCAL YEAR     (3)       DATE          5%            10%
          ----           ---------- ------------ --------- ----------  ------------- --------------
John C. Batterton.......  100,000       17.6%     $2.4375    4/1/07      $153,293       $388,475
                           50,000        8.8%      2.3750   7/22/07        74,524        188,858
Gary R. Long............      --         --           --        --             --             --
James R. Bell...........   20,000        3.5%      3.125     8/1/07        39,306         99,609
Andreas Bibl............      --         --           --        --             --             --
John J. Millerick.......   25,000        4.4%      3.125     8/1/07        49,132        124,511
Winfried Rohloff........   15,000        2.6%      3.125     8/1/07        29,479         74,707

--------
(1)  No SARS were granted in 1997.

(2) The options were granted under the CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and become exercisable 33% per year beginning one year from the date of grant. Options awarded in 1997 expire six months following termination of employment except in instances of death, disability, layoff or retirement. In the event of death, all outstanding options vest immediately and will expire at the end of their remaining term or three years following death, whichever is earlier. In instances of disability, all outstanding options vest immediately and expire on the normal expiration date, ten years following the date of grant. In instances of layoff or early or normal retirement, the terms of all outstanding options that have been outstanding for 18 months or more, or which have already vested, will be unaffected by such layoff or retirement. Options outstanding less than 18 months which have not vested will be forfeited. In the event of a change in control of the Company, the options would vest to the extent not already vested.

(3) All options were granted at fair market value (the last sales price for the Company's Common Stock on the trading day previous to the date of grant as reported by NASDAQ).

(4) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following sets forth certain information concerning each exercise of stock options during the fiscal year ended December 28, 1997 by each of the named Executive Officers and the aggregated fiscal year-end value of the unexercised options of each such Executive Officer:

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                    OPTIONS           IN-THE-MONEY OPTIONS AT
                         ACQUIRED  VALUE      AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                            ON    REALIZED ------------------------- -------------------------
        NAME(1)          EXERCISE  ($)(2)  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        -------          -------- -------- ----------- ------------- ----------- -------------
John C. Batterton.......    --    $    --       --        150,000     $    --      $162,750
Gary R. Long--Company...    --         --       --            --      $    --      $    --
 --Lockheed Martin......    --         --     3,500        10,500     $112,420     $234,045
James R. Bell--Company..    --         --    16,600        53,400     $ 20,750     $ 44,250
 --Lockheed Martin......  1,793     95,782    5,254.5       4,750     $160,503     $108,335
Andreas Bibl............    --         --       --            --      $    --      $    --
John J. Millerick.......    --         --    16,600        58,400     $ 20,750     $ 44,875
Winfried Rohloff--
 Company................    --         --    16,600        48,400     $ 20,750     $ 43,125
 --Lockheed Martin......  3,500    116,375    1,750         4,450     $ 56,210     $103,123

--------
(1) The first line next to each Executive Officer's name indicates options to acquire shares of the Company's Common Stock. The second line, where applicable, indicates options to acquire shares of Common Stock of Lockheed Martin.

(2) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options.

                                 PENSION PLAN

  The Executive Officers of the Company named in the Summary Compensation Table set forth above, with the exception of Mr. Rohloff, participate in the Lockheed Martin Pension Plan (the "Lockheed Martin Plan") sponsored by the Company's majority shareholder, Lockheed Martin Corporation ("Lockheed Martin"), which plan covers all of the Company's Executive Officers and substantially all of the salaried employees of the Company on a contributory basis. Set forth below is a pension table, which shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the Lockheed Martin Plan. The following information does not apply to Mr. Rohloff who is covered under a pension plan sponsored by the German government.

   FIVE YEAR AVERAGE        15 YEARS OF 20 YEARS OF 25 YEARS OF 30 YEARS OF 40 YEARS OF
   COMPENSATION(1)(2)         SERVICE     SERVICE     SERVICE     SERVICE     SERVICE
   ------------------       ----------- ----------- ----------- ----------- -----------
   $100,000................  $ 21,915    $ 29,220    $ 36,525    $ 43,830    $ 58,440
    150,000................    33,165      44,220      55,275      66,330      88,440
    200,000................    44,415      59,220      74,025      88,830     118,440
    300,000................    66,915      89,220     111,525     133,830     178,440
    400,000................    89,415     119,220     149,025     178,830     238,440
    500,000................   111,915     149,220     186,525     223,830     298,440

--------
(1) Benefits payable under the Lockheed Martin Plan may be limited by Section 401(a)(17) and 415 of the Internal Revenue Code. The maximum earnings which may be considered to compute a benefit in accordance with Section 401(a)(17) of the Code is $160,000. The maximum annual amount payable under the Lockheed Martin Plan as of December 31, 1997 in accordance with
    Section 415(b) was $125,000 at age 65 for someone born before January 1, 1938.

(2) Amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offsets and are computed as single life annuities.

  Mr. Bell participated in the Sanders Pension Plan, which covered him on a contributory basis, during the first six months of 1997. Effective July 1, 1997, the Sanders Pension Plan merged into the Lockheed Martin Plan. If Mr. Bell terminates his employment prior to June 30, 2002, he will receive his pension calculated in accordance with the formula used in the Lockheed Martin Plan, or if the pension benefit would be greater, in accordance with the formula under the Sanders Plan, whichever is applicable. The pension benefits to be received under the Sanders Pension Plan do not in any situation materially exceed the benefits to be received under the Lockheed Martin Plan as provided in the table above.

  As of December 28, 1997, the estimated annual benefits, payable upon retirement at age 65 for the individuals named in the compensation table, based on the continued employment at current compensation, are as follows:
Mr. Batterton $53,835; Mr. Bell $48,034; Mr. Bibl $49,484 and Mr. Millerick $52,627. These amounts (as do the amounts shown in the table) include benefits payable under the supplemental plans discussed below. The years of credited service as of December 28, 1997, for Messrs. Batterton, Bell, Bibl and Millerick were 15.02 years, 19.52 years, 16.62 years and 16.02 years, respectively. The calculation of retirement benefits under the Lockheed Martin Plan is determined by a formula which takes into account the participant's years of credited service and average compensation for the highest three consecutive years of the last ten years of employment with the Company preceding retirement. (The formula for calculating pension benefits under the Sanders Plan is similar except that average compensation is based on the highest five consecutive years of the last ten years of employment.)

  Average compensation includes the employee's normal rate of pay (without overtime) and bonuses earned under the Company's Management Incentive Compensation Plan and lump sum payments in lieu of salary increase. Normal retirement age is 65, however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Certain employees who retire between age 60 and 62 are eligible for supplemental payments ending at age 62. If an employee's age and years of credited service equal or exceed 85, a participant can retire as early as age 55 without actuarial reduction.

  The Lockheed Martin Plan provides that in the event of a change in control of Lockheed Martin (as defined in the plan document), (i) the Lockheed Martin Plan may not be terminated and the benefits payable thereunder may not be adversely modified for a period of two years following such change in control;
(ii) the Lockheed Martin Plan may not be merged or consolidated with an underfunded plan during the five-year period following such change in control; and (iii) if the Lockheed Martin Plan is terminated within the five-year period following such change in control, any surplus assets remaining after satisfaction of all plan liabilities, taxes and other rightful claims of the U.S. government shall be transferred to a trust and applied solely to the payment of certain employee benefits otherwise payable to employees and retirees (e.g., retiree medical benefits), and the trust shall remain in existence at least until the expiration of that five-year term. In addition, during the five-year period following a change in control, the Lockheed Martin Plan may not invest in securities issued by Lockheed Martin or any affiliate of Lockheed Martin, any entity in which 10 percent or more of the equity interests are held in the aggregate by officers, directors or affiliates of Lockheed Martin, or by 5 percent stockholders of Lockheed Martin.

  Certain salaried employees of the Company also participate in non-qualified supplemental retirement plans. These supplemental plans pay benefits in excess of Internal Revenue Code limits on qualified plan benefits or in some instances in accordance with a grand-fathered or special pension formula. The supplemental plans generally pay benefits at the same time and in the same form as benefits are paid under the Lockheed Martin Retirement Program, although lump sum payments are available under some supplemental plans. The plans providing supplemental benefits to the Lockheed Martin Plan provide that any participant receiving annuity benefits under such plans at the time of a change in control of Lockheed Martin, as defined, will receive, in lieu of the continuation of such annuity payments, the actuarial equivalent of such benefits in a lump sum payable within thirty calendar days following the change in control.

 Defined Contribution Plans

  Lockheed Martin also sponsors a number of different defined contribution plans which cover virtually all employees of the Company. During 1997, the Lockheed Martin Salaried Savings Plan ("Salaried Savings Plan") covered the named executive officers.

  The Salaried Savings Plan permits eligible employees to make regular savings contributions on a pre-tax or after-tax basis. For the fiscal year ending December 31, 1997, participants could contribute up to 17 percent of their current base salary (maximum of 16 percent on a pre-tax basis) subject to the limitations imposed by the Internal Revenue Code. Participants in the Salaried Savings Plan may direct the investment of employee contributions among eleven different investment options, including unitized funds invested in Lockheed Martin's common stock. All contributions to the Salaried Savings Plan are 100 percent vested.

  In addition, Lockheed Martin made a matching contribution to the participant's account equal to 50 percent of up to the first 8 percent of compensation contributed by the participant. Lockheed Martin matching contributions are invested in the ESOP Stock Fund, which is in part funded by an employee stock ownership feature of the plan. Matching contributions are 100 percent vested.

  Because of the limitations on annual contributions to the Salaried Savings Plan contained in the Internal Revenue Code, certain employees are not allowed to elect to contribute the maximum 17 percent of compensation otherwise permitted by the Salaried Savings Plan. A supplemental savings plan ("Supplemental Plan") has been established for certain Salaried Savings Plan participants affected by these limits. Additional matching contributions that become payable under a Termination Benefits Agreement are also payable through this plan. Earnings credited to a Supplemental Plan account mirror the participant's investment elections under the Salaried Savings Plan, including investments in Lockheed Martin's common stock, except that investments in the Supplemental Plan reflect only bookkeeping entries rather than actual purchases of the underlying instruments. The Supplemental Plan provides for payment following termination of employment in a lump sum or up to twenty annual installments. All amounts accumulated and unpaid under the Supplemental Plan must be paid in a lump sum within fifteen calendar days following a change in control, as defined in the plan document.

  Full distribution under the Salaried Savings Plan is generally made upon the termination, layoff, retirement, disability or death of the participant.

  The Company entered into an agreement with Gary Long on November 8, 1995 under the provisions of the Sanders Supplemental Executive Retirement Plan ("SERP"). Pursuant to this agreement, Mr. Long continued in the employ of CalComp through February 28, 1997 at which time he was eligible for certain SERP benefits, including: (i) one year of salary continuation plus the average of the three prior years' incentive compensation with all benefits and perquisites to which he was entitled as President of the Company continuing;
(ii) payment of a consulting fee equal to 35% of his base salary at retirement for a one-year period following salary continuation; and (iii) a one-time relocation benefit payable within one year of retirement. Mr. Long elected to be paid items (i) and (ii) under the SERP in a lump sum of $404,189, which was paid on February 28, 1997. Additionally, when Mr. Long reached age 65 on May 18, 1997, he became entitled to certain retirement benefits, including Company retiree life insurance coverage (beginning at $1 million in May, 1997 and decreasing in equal annual increments to $250,000 beginning in May 2002 and continuing at $250,000 until his death), dental coverage and retiree medical plan benefits.

EMPLOYMENT ARRANGEMENTS

  The Company has entered into employment agreements with each of Messrs. Batterton, Millerick and Bibl. Pursuant to these agreements, Mr. Batterton receives a base salary of $250,000, Mr. Millerick a base salary of $230,000 and Mr. Bibl a base salary of $200,000. Each is also eligible thereunder for performance bonuses and other standard employee benefits. Mr. Millerick's agreement further provides that if he is involuntarily terminated (other than for cause) by the Company prior to August 12, 1998, he will receive a lump sum severance payment equal to 140% of his annualized base salary, a continuation of benefits for one year and payment of out-placement services of up to 10% of his base salary. The employment agreements of Messrs. Batterton and Millerick also provide for relocation payments for temporary lodging, meal allowance, travel, sale of home and associated income taxes, where applicable. Mr. Batterton's agreement covers such expenses incurred during the first 18 months following employment up to a maximum of $100,000, while Mr. Millerick's agreement covers such expenses incurred during the first 30 months following employment up to a maximum of $450,000. Mr. Batterton has also entered into a separate relocation agreement with the Company providing for a relocation payment of $540,443, which is to be repaid if he voluntarily leaves the employment of the Company within two years of the payment of the benefit, other than in the event of a "Change of Control" of the Company (as defined below).

  The Company has entered into Change of Control Agreements with Messrs. Batterton, Millerick and Bell. Benefits under these agreements are payable if, within 18 months of a "Change of Control," (1) the officer is involuntarily terminated by the Company or any successor owner (except for terminations for cause), (2) the officer is removed from the position held immediately prior to the change and the effect is a material reduction of status, responsibilities or duties or the officer's base salary at the time of change of control is reduced and the officer terminates his employment within sixty (60) days after his status or pay is reduced.

  These agreements provide for a lump sum payment to each officer of one and one-half years' annual salary for the period immediately prior to the Change of Control, plus an amount equal to one year's bonus award at the officer's target level, less all statutory deductions. In addition, the agreements provide for lump sum payment for any vacation earned but not taken prior to termination of employment, outplacement assistance at a cost to the Company not to exceed $20,000 and up to 18 months' continuation of the officer's then current medical/dental coverage. In addition, the Company will pay for medical/dental coverage for the officer and his dependents for the first 12 months following the employment termination date or, if earlier, until the officer is eligible for coverage under a health plan of another employer. Mr. Bell would also receive an additional payment of $52,600 to compensate him for a resulting anticipated loss of pension earnings.

  "Change of Control" of the Company is defined as the occurrence of any event, as a result of which, Lockheed Martin, one or more subsidiaries of Lockheed Martin, or a combination thereof ceases to own or control (directly or indirectly) more than 50% of the voting securities of the Company.

  The Company has also entered into a Termination Agreement with Mr. Batterton. This Agreement provides that if Mr. Batterton is involuntarily terminated (other than for cause) by the Company prior to April 1, 2000, he will receive a lump sum severance payment equal to the greater of his annualized base salary at the time of termination or $250,000. Mr. Bibl's employment agreement provides that if his employment is terminated by the Company without cause prior to October 31, 1999, Mr. Bibl will receive his base salary for a period of one year following the date of termination, as well as a pro rata share of any bonus accrued to the date of termination. Pursuant to the terms of a Termination Agreement between the Company and Mr. Rohloff, Mr. Rohloff received a severance payment of DM 1,090,535 (or approximately $615,000) in connection with the termination of his employment by the Company on December 31, 1997.

DIRECTORS COMPENSATION

  Directors, other than employees or officers of the Company or Lockheed Martin, receive $10,000 annually for service on the Board of Directors, $1,000 per Board meeting attended and $500 per committee meeting attended. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or employees of the Company or Lockheed Martin are not compensated separately for service on the Board of Directors.

                         COMPENSATION COMMITTEE REPORT

  The report of the Compensation Committee which follows shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

    During the year ended December 28, 1997, the Committee reviewed numerous salary surveys made available by Lockheed Martin, the Company's majority shareholder, together with surveys obtained separately by the Committee in connection with reviewing the specific components and amounts of the compensation packages of the president and chief executive officer and the Company's executive officers. The Committee's review took into consideration available information regarding compensation packages offered by comparable commercial companies prior to making the Committee's recommendations to the Board of Directors for compensation to be applicable to the president and chief executive officer and to the other executive officers in 1997.

    The Committee's recommendations reflected the Company's philosophy of linking compensation with enhancement of stockholder value through a structure for executive compensation which includes (i) a cash compensation package consisting of competitive base salary levels and incentive opportunities linked to corresponding levels of individual and company performance and (ii) stock option incentives which require increases in the Company's stock price in order for executives to realize value and, thus, tie them to the Company's long-term stock performance. The Committee also took into consideration the difficult challenges faced by management in implementing the Company's strategy to end-of-life certain of its product lines and develop new technology. In that regard, additional stock option awards were made to the president and chief executive officer and the executive officers of the Company in order to continue to retain and motivate them to improve the Company's stock market performance. These awards were made at the fair market value of the Company's Common Stock at the date of the grant.

    In addition to addressing current compensation levels and granting of additional stock options, the Committee also studied the Company's management incentive compensation plan ("MICP") and made significant revisions to the prior MICP program which had reflected a philosophy of management by objectives and emphasized individual and overall corporate performance against targeted individual performance results and business results.

    In recognition of the Committee's belief that the prior MICP programs failed to measure both the performance of the Company's separate business units and individual performance in certain targeted results areas, the Committee recommended to the Board, and the Board approved, a revised MICP program to incorporate a new formula (called the Management Performance Commitment Matrix--"MPCM") which measures individual performance with emphasis on contributions to the Company's business units and to the Company's overall performance in light of the Company's ultimate goal of enhancing shareholder value.

    The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

                                          Compensation Committee

                                          Terry F. Powell, Chairman
                                          Gary P. Mann
                                          Kenneth R. Ratcliffe

April 24, 1998

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors of the Company during the last fiscal year consisted of Messrs. Powell, Knox, Mann and Ratcliffe, each of whom was a non-employee Director of the Company. Mr. Knox resigned as a member of the Compensation Committee effective March 30, 1998.

                        COMPANY STOCK PRICE PERFORMANCE

  The following chart shows a comparison of the cumulative total return of the Company's Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Index) ("Nasdaq Index") and the CRSP Total Return Industry Index for Nasdaq Computer Manufacturing ("Computer Index") for the period commencing on July 23, 1996 and ending on December 28, 1997. The historical stock performance shown on the chart is not intended to and may not be indicative of future stock performance(1).

 COMPARISON OF CUMULATIVE TOTAL RETURN FROM JULY 23, 1996 THROUGH DECEMBER 28,
                                     1997

                             [GRAPH APPEARS HERE]

                                 -----------------------------------------------------------
                                   July 23, 1996      December 29, 1996    December 28, 1997
--------------------------------------------------------------------------------------------
 CalComp Technology, Inc.              $ 100                $ 121                $ 147
--------------------------------------------------------------------------------------------
 Computer Index                        $ 100                $ 145                $ 173
--------------------------------------------------------------------------------------------
 Nasdaq Index                          $ 100                $ 123                $ 151
--------------------------------------------------------------------------------------------

--------
(1) Assumes that $100 was invested on July 23, 1996 in the Company's Common Stock at $2.375 per share, the closing price for the Company's Common Stock on that date, and at the closing price for each Index on that date, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

                             CERTAIN TRANSACTIONS

  General. Because of Lockheed Martin's beneficial ownership of in excess of 85% of the outstanding shares of the Company's Common Stock, Lockheed Martin is able to elect all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities, and the payment of any dividends with respect to the Common Stock. In addition, Lockheed Martin, by virtue of its controlling ownership, has the power to approve matters submitted to a vote of the Company's stockholders (or by written consent in lieu of a meeting) without the consent of the Company's other stockholders; has the power to prevent a change in control of the Company; and could seek to cause the Company to pay dividends, enter into business or financial transactions with Lockheed Martin, sell assets, or take other actions that might be favorable to Lockheed Martin.

  The Company currently has a Board of Directors consisting of eight members. Five members of the Board are officers, directors or employees of Lockheed Martin. Two members of the Board, Messrs. Ratcliffe and Hurley, are neither directors or officers nor employees of Lockheed Martin, nor officers or employees of the Company. Mr. Hurley was appointed by the Board in April 1998 pursuant to an agreement between Lockheed Martin and Kodak entered into in connection with the Company's Joint Development Agreement with Kodak ("JDA"). One member of the Board, Mr. Batterton, is the President and Chief Executive Officer of the Company. Lockheed Martin has agreed with the Company to use its good faith efforts to continue to cause at least two of the members of CalComp's Board of Directors to be independent of Lockheed Martin and the Company. Subject to this agreement, Lockheed Martin has the ability to change the size and composition of the Company's Board of Directors and committees of the Board.

  Revolving Credit Agreement. In connection with the Exchange, the Company and Lockheed Martin entered into a revolving credit agreement (the "Revolving Credit Agreement") pursuant to which Lockheed Martin agreed to provide, from time to time, financing for repayment of specified indebtedness and general corporate purposes, including, without limitation, financing the working capital needs of the Company and its subsidiaries. The Revolving Credit Agreement had a term of two years from the date of its execution, but could be terminated (or could have the maximum borrowing limit reduced) after the first anniversary of the July 23, 1996 effective date of the Revolving Credit Agreement, at the Company's or Lockheed Martin's option, upon at least 120 days' prior written notice of termination, which notice could be given not more than 120 days prior to the first anniversary. The Company and Lockheed Martin have amended the Revolving Credit Agreement to increase the aggregate amount of borrowings available to the Company under the existing credit line from $33 million to $73 million, to extend the maturity date to January 31, 1999, to eliminate the requirement for compliance with certain financial ratio covenants, to eliminate the right of Lockheed Martin to cancel the agreement upon 120 days prior written notice, and to remove the security interest of Lockheed Martin in the assets of the Company. As of December 28, 1997, the Company had borrowed an aggregate of $59.5 million under the line and expects to continue to use the additional funds available under the increased line to meet working capital, investment and restructuring requirements. There is no required prepayment or scheduled reduction of availability of loans under the Amended Revolving Credit Agreement.

  On June 24, 1997, the Company completed the sale of its 27.9 acre headquarters facility to Lincoln Property Company, Inc. of Dallas Texas, and D.L.J. Real Estate Capital Partners for $21.5 million, less associated costs to sell. Proceeds from the sale of the property were used to reduce outstanding borrowings under the Amended Revolving Credit Agreement.

  Loans outstanding under the Amended Revolving Credit Agreement bear interest, at the Company's option, either at (i) a rate per annum equal to the higher of the Federal Funds rate plus 0.5% or the rate publicly announced from time to time by Morgan Guaranty Trust Company of New York in New York as its "prime" rate or (ii) LIBOR plus 2.0%. In addition, the Company is required to pay Lockheed Martin a commitment fee equal to 0.45% per annum on the amount of the available but unused commitment under the Amended Revolving Credit Agreement. During 1997, the Company paid Lockheed Martin an aggregate of $4,017,000 in interest and loan fees to Lockheed Martin.

  The Amended Revolving Credit Agreement imposes certain negative and affirmative covenants on the Company which limit the Company's ability to incur indebtedness, to pay dividends, or to undertake certain corporate actions (mergers, consolidations, etc.) without the prior approval of Lockheed Martin. The Amended Revolving Credit Agreement also sets forth certain events of default. The events of default include, without limitation: (i) failure to pay interest or principal when due, (ii) material breach of any representation or warranty, (iii) failure to perform certain covenants, (iv) failure to pay other indebtedness when due or breach of any other term contained in other agreements or instruments relating to other indebtedness, (v) commencement of bankruptcy or reorganization proceedings, (vi) an event of default under the Cash Management Facility (described below) or (vii) the occurrence of certain events the result of which could reasonably be expected to have a Material Adverse Effect. In the case of an Event of Default, Lockheed Martin may, by notice in writing to the Company, terminate the Amended Revolving Credit Agreement and demand payment of amounts owing thereunder.

  Pursuant to the Amended Revolving Credit Agreement, Lockheed Martin has the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin in accordance with the Cash Management Agreement (as defined below) and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  Cash Management Agreement. In connection with the Exchange, the Company and Lockheed Martin entered into a cash management agreement (the "Cash Management Agreement") pursuant to which Lockheed Martin provides cash advances to the Company. The term of the Cash Management Agreement, as amended, extends from the date of its execution through January 31, 1999. In accordance with the terms of the Cash Management Agreement, excess cash balances of the Company will first be deemed to be a repayment of outstanding principal indebtedness under the Amended Revolving Credit Agreement, with any excess being applied against advances or held as an investment by Lockheed Martin on an overnight basis. The aggregate principal amounts of cash invested with Lockheed Martin will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. Cash shortfalls, up to $2 million, will be funded by Lockheed Martin on an overnight basis, and will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. Pursuant to the terms of the Cash Management Agreement, Lockheed Martin will have the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin under the Cash Management Agreement and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  Intercompany Services Agreement. In connection with the Exchange, the Company and Lockheed Martin also entered into an intercompany services agreement (the "Services Agreement") with respect to the services to be provided by Lockheed Martin. The Services Agreement provides that Lockheed Martin will furnish to the Company a package of services in exchange for a services fee, which will be determined by Lockheed Martin recognizing to the extent practicable, (i) Lockheed Martin's percentage ownership of the Company,
(ii) the Company's requirements for certain services for which CalComp Inc. or the Company was previously charged by Lockheed Martin or other third parties and (iii) costs of obtaining services from third parties that previously were provided to CalComp Inc. by Lockheed Martin. The Services Agreement will expire two years after the date of its execution, but may be terminated by Lockheed Martin, at its option, upon not less than 90 days' prior written notice to the Company, provided that Lockheed Martin no longer owns Common Stock representing more than 50% of all of the issued and outstanding Common Stock of the Company. The Company may terminate the Services Agreement by providing not less than 90 days prior written notice to Lockheed Martin at any time that Lockheed Martin owns less than 25% of all of the issued and outstanding Common Stock of the Company. Consistent with past practices, the method used to determine amounts to be charged the Company will be in accordance with the requirements of Cost Accounting Standard 9904.403 ("CAS 403") "Allocation of Home Office Expenses to Segments." CAS 403 establishes the formulas and criteria for the allocation of home office expenses to organizational segments and is promulgated by the Cost Accounting Standards Board and used by contractors to the United States Government. Lockheed Martin's allocations are reviewed for compliance with the promulgated standards by the Department of Defense. In fiscal 1997, Lockheed Martin billed the Company approximately $2.9 million under the Services Agreement.

  The services provided by Lockheed Martin under the Services Agreement include certain tax services; corporate control and audit services; insurance planning and advice; health, safety and environmental management services; human resources and employee relations services; legal services; employee benefit plans administration and services; and treasury services.

  The Company has agreed to indemnify Lockheed Martin, except in certain limited circumstances, against liabilities that Lockheed Martin may incur that are caused by or arise in connection with the Company's failure to fulfill its obligations under the Services Agreement.

  In addition to the service agreement fees, the Company has entered into various support agreements with Lockheed Martin to provide, among other things, that Lockheed Martin undertake to provide certain services for and at the request of the Company including, but not limited to, administration of the pension and savings plan, legal and other general administrative services and group medical, liability and workers' compensation insurance. Expenses are allocated to the Company based on actual amounts incurred on behalf of the Company plus estimated overhead related to such amounts. Amounts billed to the Company were $4,223,000 in 1997. Such amounts are allocated to various cost elements in the financial statements based on relevant factors which include headcount and square footage.

  Corporate Agreement. The Company and Lockheed Martin also entered into a corporate agreement (the "Corporate Agreement") in connection with the Exchange. Under the terms of the Corporate Agreement, the Company has agreed that, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company will propose, at each election of directors (including elections to fill vacancies) a slate of directors or individual directors such that at least 66 percent of the Board of Directors of the Company is comprised of persons designated by Lockheed Martin. The Corporate Agreement also obligates Lockheed Martin and the Company to use their good faith efforts to cause at least two individual directors of the Company to be independent of both the Company and Lockheed Martin within the meaning of the rules of the New York Stock Exchange regarding who may serve on the audit committee of a company listed on such exchange. Subject to these agreements, Lockheed Martin will be able to elect 100% of the directors for so long as Lockheed Martin owns more than 50 percent of the combined voting power of the Company.

  In addition, the Corporate Agreement provides that for so long as Lockheed Martin maintains ownership of 50 percent or more of the Common Stock, the Company may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention or event of default by Lockheed Martin of (i) any provision of applicable law or regulation, including, but not limited to, provisions pertaining to ERISA, (ii) any provision of Lockheed Martin's Charter or Bylaws, (iii) any credit agreement or other material instrument binding upon any Lockheed Martin entity, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any Lockheed Martin entity. Additionally, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company may not take any action reasonably expected to result in a material increase in liabilities required to be included in its consolidated financial statements, nor may it materially increase its obligations under any employee benefit plan, without the prior written consent of Lockheed Martin. The Corporate Agreement also provides that nothing contained in the Corporate Agreement is intended to limit or restrict in any way the ability of Lockheed Martin to control or limit any action or proposed action of the Company, including but not limited to, the incurrence by the Company of indebtedness, based upon Lockheed Martin's internal policies or other factors.

  Registration Rights Agreement. In connection with the Exchange, the Company also entered into a registration rights agreement (the "Registration Rights Agreement") with Lockheed Martin. Under the

Registration Rights Agreement, until Lockheed Martin or its assignees can sell all of the registrable securities then owned in a single market transaction pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), in the case of any proposed registration of shares of capital stock or other securities of the Company, Lockheed Martin or its assignees shall have the right, subject to certain limitations contained therein, to elect to include in such registration statement all or a part of their registrable securities (a "Piggyback Registration").

  Under the Registration Rights Agreement, at any time after the date of the Registration Rights Agreement and from time to time thereafter, Lockheed Martin (or an assignee owning in the aggregate at least 25% of the Common Stock issued to Lockheed Martin as of the date of the execution of the Registration Rights Agreement) may cause the Company to use its best efforts to file a registration statement to register under the Securities Act for sale to the public all or a portion of the registrable securities of Lockheed Martin or its assignees, and thereafter use its best efforts to file any and all amendments as may be necessary to cause the registration statement to be declared effective. The Company will have no obligation, however, to register any securities under the Registration Rights Agreement unless the reasonably anticipated aggregate offering price to the public of such securities, as stated by Lockheed Martin or its assignees in their written registration request, equals or exceeds $15 million. In addition, the Company will have no obligation to file more than three registration statements on a form other than Form S-3 and in no event will it be required to file more than four registration statements in total. The costs and expenses (other than underwriting discounts, commissions and similar payments) of all registrations will be borne by the Company.

  The Registration Rights Agreement contains indemnification and contribution provisions (i) by Lockheed Martin and its assignees for the benefit of the Company and related persons, (ii) by the Company for the benefit of Lockheed Martin and the other persons entitled to effect registrations of Common Stock pursuant to its terms and (iii) related persons.

  Tax Sharing Agreement. The Company and Lockheed Martin also entered into a tax sharing agreement (the "Tax Sharing Agreement"), effective the date of the Exchange. Pursuant to the Tax Sharing Agreement, the Company and Lockheed Martin will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company or any refund payable to the Company will be determined as though the Company were to file separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Lockheed Martin arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of Lockheed Martin. Under the Tax Sharing Agreement, for so long as the Company remains part of the Lockheed Martin combined consolidated group for federal income tax purposes, the Company will be entitled to the benefit of any tax attribute attributable to the Company that could be used by the Company if it were not part of the Lockheed Martin combined consolidated group. At such time as the Company ceases to be included in the Lockheed Martin combined consolidated group for federal income tax purposes, the Company shall no longer be entitled to the benefit of any tax attribute created while part of the Lockheed Martin combined consolidated group that would otherwise have been attributable to the Company.

  In determining the amount of tax sharing payments, Lockheed Martin will prepare a pro forma consolidated return for the Company that reflects the same positions and elections used by Lockheed Martin in preparing the returns for the Lockheed Martin consolidated group. Lockheed Martin will continue to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim or refund on behalf of the Company. Interest required to be paid by or to the Company with respect to any federal income tax pursuant to the Tax Sharing Agreement shall be computed at the rate and in the manner provided in the Internal Revenue Code of 1986 for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period. Any interest required to be paid by or to the Company with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments, respectively, of such tax for the relevant period.

  Under the Tax Sharing Agreement, the Company will reimburse Lockheed Martin for any outside legal and accounting expenses incurred by Lockheed Martin in the course of the conduct of any audit or contest regarding the Lockheed Martin consolidated group, and for any other expenses incurred by Lockheed Martin in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to an issue relating to the Company or its subsidiaries; provided, however, that prior to incurring any such expenses, Lockheed Martin shall consult with the Company and shall consider the Company's views with regard to the retention of outside professional assistance.

  The Company believes that the amounts payable by, or charged to, the Company under the terms of the forgoing agreements with Lockheed Martin, taken collectively, are reasonable in the circumstances and are substantially at market rates.

  Joint Development Agreement with Kodak. In connection with the Company's Joint Development Agreement with Kodak, Lockheed Martin entered into a separate shareholder agreement with Kodak pursuant to which Lockheed Martin has agreed to vote its shares to elect a Kodak-designated director, currently Mr. Hurley, during the term of the JDA. The JDA has a term of five years and provides for the contribution by Kodak to a joint development project (the "Project") of up to $36,000,000, with $20,000,000 having been advanced upon the signing of the JDA and up to an additional $16,000,000 to be funded incrementally over the term upon the achievement of certain milestones and the occurrence of certain events. The JDA also provides for royalties to be paid by Kodak to the Company in respect of licenses granted thereunder by the Company to Kodak which allow Kodak under certain circumstances to exploit the inkjet technology developed pursuant to the Project. The JDA provides that Kodak will also provide technical personnel to work on the project, but that except as otherwise contemplated by the JDA, the Company will fund all other development and manufacturing expenses relating to the Project. If, during the term of the JDA, the Company desires to sell any of the CrystalJet assets related to the assets acquired by the Company from Topaz Technologies, Inc. (the "Topaz Assets"), the Company will be required to offer Kodak a right of first refusal to purchase such Topaz Assets. The JDA also includes OEM Agreements between the parties providing for the sale of future developed products by the Company to Kodak and the mutual purchase of certain inks and related media products developed in connection with the Project. Pursuant to the JDA, the Company issued to Kodak a warrant (the "Warrant") to purchase 8,000,000 shares (the "Warrant Shares") of the Company's Common Stock (or approximately 15% of the Company's outstanding shares after giving effect to the issuance of the Warrant Shares) at an exercise price of $3.88 per share. The Warrant has a term of seven years and will become exercisable as to 4,000,000 of the Warrant Shares on March 29, 1999, and as to the remaining 4,000,000 Warrant Shares on March 29, 2000 (each a "Vesting Date"); provided, however, that in the event the JDA is terminated prior to a Vesting Date, the Warrant will terminate as to any unvested Warrant Shares. The Warrant contains standard adjustment provisions and piggyback registration rights covering the Warrant Shares. During the 24-month period after the issuance of the Warrant (and so long as the JDA has not been terminated), upon the issuance by the Company of additional shares of Common Stock, the number of Warrant Shares will be proportionately increased so that the number of Warrant Shares will continue to represent 15% of the issued and outstanding shares of the Company's Common Stock; provided, further, that the exercise price of any additional Warrant Shares will be the same as the price of the additional shares of Common Stock issued by the Company. No adjustments will be required with respect to 1) shares of Common Stock issued to any employee, consultant, advisor, officer or director of the Company pursuant to a Board-approved plan; or 2) shares issued in connection with certain merger, exchange or acquisition of assets transactions. The Warrant also provides Kodak with a right of first refusal with respect to proposed issuances of the Company's capital stock during the 24-month period after the date of issuance of the Warrant.

  Vendor and Customer Relationships. Effective May 15, 1996, the Company transferred its ownership interest in AGT Holdings, Inc., the parent of Access Graphics, Inc. ("Access Graphics") a computer products distributor, to Lockheed Martin. On November 17, 1997, the assets of Access Graphics, along with the assets of several other Lockheed Martin companies, were transferred to LMT Sub, Inc. (LMT Sub), a wholly-owned subsidiary of Lockheed Martin. Subsequently, the stock of LMT Sub was exchanged for the Series A Preferred Stock of Lockheed Martin held by the General Electric Company. The Company has sold, and continues to sell, computer graphics equipment to Access Graphics for resale. Sales to Access Graphics amounted to $6,401,000 in 1997. It is expected that the customer relationship with Access Graphics will continue. In addition, the Company sold products to Lockheed Martin Skunk Works ($298,000), Lockheed Martin Engineering and Sciences ($183,000), Sandia Corporation ($130,000) and Formtek ($123,000) and to other various Lockheed Martin affiliated companies ($310,000). The Company believes that such sales were consummated at prices and terms consistent with similar transactions with unrelated third parties. The Company also purchased certain components from Lockheed Martin Commercial Electronics (Commercial Electronics), a former affiliate of Lockheed Martin Corporation. Purchases amounted to $4,273,000, $10,0959,000 and $10,503,000 for 1997, 1996 and 1995,
respectively. The Company believes these purchases were consummated at prices and terms consistent with similar transactions with unrelated third parties. Commercial Electronics was sold to Benchmark Electronics on February 28, 1998 and is, therefore, no longer an affiliate of Lockheed Martin.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 1999 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than January [ ], 1999 in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 ANNUAL REPORT

  The Company's Annual Report containing audited financial statements for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 28, 1997, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF WILLIAM
F. PORTER, JR., SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          CALCOMP TECHNOLOGY, INC.

                                          ARTHUR E. JOHNSON
                                          Chairman of the Board

Anaheim, California
May   , 1998

SKU# (322-PS-98)

                                     PROXY


                           CALCOMP TECHNOLOGY, INC.


                            2411 W. La Palma Avenue
                               Anaheim, CA 92803

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby nominates, constitutes and appoints John C. Batterton, John J. Millerick and William F. Porter, Jr., and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of CALCOMP TECHNOLOGY, INC., which the undersigned is entitled to represent and vote at the 1998 Annual Meeting of Stockholders of the Company to be held at the Orange County Airport Hilton, located at 18800 MacArthur Blvd., Irvine, California on June 11, 1998, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

           THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2, 3 AND 4.

[X]    Please mark votes
       as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4. The shares represented by this Proxy will be voted as directed by the stockholder. Where no direction is given, such shares will be voted "FOR" the election of the Directors named herein; "FOR" amendment of the certificate of incorporation; "FOR" amendment of the Stock Option Plan; and "FOR" ratification of Ernst & Young LLP as independent auditors.


1.  Election of Directors:
    Nominee: Arthur E. Johnson, John C. Batterton, Jeb S. Hurley, Gary P. Mann, Terry F. Powell, Kenneth R. Ratcliffe, Gerald W. Schaefer and Walter E. Skowronski


               [_]    FOR          [_]  WITHHELD
                      ALL               FROM ALL
                    NOMINEES            NOMINEES

[_]    _______________________

INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the space provided above.


2.  Approval of an amendment to the Company's         FOR     AGAINST    ABSTAIN
    Certificate of Incorporation to increase the      [_]       [_]        [_]
    authorized shares of Common Stock from 60,000,000
    to 125,000,000


3.  Approval of an amendment to the Company's 1996    FOR     AGAINST    ABSTAIN
    Stock Option Plan for Key Employees to increase   [_]       [_]        [_]
    the maximum number of shares of Common Stock issuable pursuant thereto from 2,000,000 shares to 4,000,000 shares.


4.  Ratification of Ernst & Young LLP as              FOR     AGAINST    ABSTAIN
    Independent Auditors.                             [_]       [_]        [_]




Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles.

Please mark, sign, date and return the proxy card promptly using the enclosed envelop. If your address is incorrectly shown, please print changes. Whether or not you plan to attend the meeting, you are urged to sign and return this proxy, which may be revoked at any time prior to its use.

IMPORTANT - PLEASE SIGN AND DATE AND RETURN PROMPTLY.


Signature _________________________________ Date: ________________________


Signature _________________________________ Date: ________________________